ENOVA CORPORATION

INVESTOR RELATIONS NEWS

                                                    March 12, 1998


       Alternative Decision Issued by Commissioner Neeper on
           Enova Corporation-Pacific Enterprises Merger

     Late yesterday, Commissioner Neeper of the California Public Utilities Commission (CPUC) issued an alternate order, calling for a 10-year timeline for sharing merger synergies. The alternate order adequately addresses the companies' only major concern over the proposed decision from the Administrative Law Judge (ALJ), which was the time period for sharing of synergy savings (five years vs. ten years).

     The alternate would change only nine pages of the proposed decision, retaining the decision's favorable treatment of other issues. In summary, the alternate recommends five years of savings, a general rate case or other similar true up, and then five years of upward adjustments in the revenue requirement. The upward adjustments would equal 50% of the projected savings for years 6-10, less adjustments for 100% ratepayer and shareholder savings. Specifically, it recommends:

  - A 50/50 sharing of the projected $1.1 billion in net savings or cost avoidances from the merger over 10 years. (Because of adjustments, customers would receive $557 million and shareholders would receive $531 million.)

  - Costs-to-achieve would be amortized over ten years, in equal amounts per year.

  - Five years (years 1 through 5) of ratepayer credits based on 50% of the first five years of projected savings (with adjustments), minus the applicable costs-to-achieve.

  - A general rate case or other similar true-up to go into effect after five years.

  - Five years (years 6 through 10) of upward adjustments to the new revenue requirement, reflecting 50% of projected savings (as adjusted) and including the applicable costs-to-achieve.

     Attached is a table detailing the annual savings. Neeper's alternate doesn't prevent other commissioners from issuing other alternate decisions as well. The CPUC schedule calls for a final decision on March 26, which may be the ALJ proposed decision, the Neeper alternate, or another decision.



                                      Enova Corporation and Pacific Enterprises Merger
                                           Alternate Order of Commissioner Neeper

                            Comparison of Gains to Ratepayers and Shareholders for Ten Years
                               (Assuming that Projected Savings are Realized on Schedule)
                                                 (millions of dollars)
                                 1998    1999    2000    2001    2002   2003    2004    2005    2006    2007     Total
                                --------------------------------------------------------------------------------------

Shareholder Savings              52.2    69.6    93.3   106.3   114.4  123.3   129.3   135.7   143.5   152.6   1,120.1
  100% Ratepayer                  5.7     5.9     6.2     6.4     6.8    7.2     7.6     8.0     8.4     8.8      71.0
  100% Shareholder                1.9     2.8     3.7     4.3     4.7    4.9     5.2     5.3     5.8     6.0      44.6
                                --------------------------------------------------------------------------------------
Total Gross Savings              59.8    78.3   103.2   117.0   125.9  135.4   142.1   149.0   157.7   167.4   1,235.7
  Costs to Achieve              (14.8)  (14.8)  (14.8)  (14.8)  (14.8) (14.8)  (14.8)  (14.8)  (14.8)  (14.8)   (148.1)

Net Savings                      45.0    63.5    88.4   102.2   111.1  120.6   127.3   134.2   142.9   152.6   1,087.6

Ratepayers:
Half of Sharable Savings         26.1    34.8    46.7    53.1    57.2    0.0     0.0     0.0     0.0     0.0     217.9
100% Ratepayer                    5.7     5.9     6.2     6.4     6.8    7.2     7.6     8.0     8.4     8.8      71.0
Less Half of Costs to Achieve    (7.4)   (7.4)   (7.4)   (7.4)   (7.4)  (7.4)   (7.4)   (7.4)   (7.4)   (7.4)    (74.1)
Gain from Lower Rates                                                  123.3   129.3   135.7   143.5   152.6     684.4
Loss from Increased Rev. Req.                                          (61.6)  (64.6)  (67.8)  (71.8)  (76.3)   (342.2)
Net to Ratepayers:               24.4    33.3    45.5    52.1    56.6   61.5    64.9    68.5    72.7    77.7     557.0

Shareholders:

Half of Sharable Savings         26.1    34.8    46.7    53.1    57.2    0.0     0.0     0.0     0.0     0.0     217.9
100% Shareholder                  1.9     2.8     3.7     4.3     4.7    4.9     5.2     5.3     5.8     6.0      44.6
Less Half of Costs to Achieve    (7.4)   (7.4)   (7.4)   (7.4)   (7.4)  (7.4)   (7.4)   (7.4)   (7.4)   (7.4)    (74.1)
Gain from increased Rev. Req.                                           61.6    64.6    67.8    71.8    76.3     342.2
Net to Shareholders:             20.6    30.2    43.0    50.0    54.5   59.1    62.4    65.7    70.2    74.9     530.6

Assumptions:
Costs to achieve are $148.1 million spread over ten years
GRC implemented in year 6
Projected savings realized on schedule in 2003-2007